EXHIBIT 11.2



































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                                               EXHIBIT 11.2

                                      AVON PRODUCTS, INC.
                  COMPUTATION OF FULLY DILUTED INCOME
                                         (LOSS) PER SHARE
                                 (In millions, except per share data)



                                Years ended December 31
                                -----------------------

                                   1995    1994    1993
                                   ----    ----    ----
Weighted average shares
   of common stock:
Weighted average shares
   outstanding during the year..  68.24   70.59   72.06
Common stock equivalents........    .29     .19     .08
                                  -----   -----   -----
Weighted average shares for
fully diluted income per
share computation...............  68.53   70.78   72.14
                                  =====   =====   =====
Income applicable to
   common stock:
Income from continuing
   operations..................  $286.1  $264.8  $236.9
Discontinued operations,
   net.........................   (29.6)  (23.8)    2.7
Cumulative effect of
   accounting changes,
   net of taxes................       -   (45.2) (107.5)
                                 ------  ------ ------
Net income....................   $256.5  $195.8  $132.1
                                 ======  ======  ======

Fully diluted income (loss)
   per share:
Continuing operations..........  $ 4.17  $ 3.75  $ 3.28
Discontinued operations........    (.43)   (.34)    .04
Cumulative effect of
   accounting changes..........       -    (.64)  (1.49)
                                 ------  ------  ------
Net income....................   $ 3.74  $ 2.77  $ 1.83
                                 ======  ======  ======